     Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT WAS OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [*****], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (I) NOT MATERIAL; AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

RETENTION INCENTIVE AWARD AGREEMENT

THIS RETENTION INCENTIVE AWARD AGREEMENT (the “Agreement”) is made as of March 3, 2021 by and between Allegion plc (“Company”) and Timothy Eckersley (“Employee”). In this Agreement, “Employer” means Schlage Lock Co. LLC, its successors and assigns and “Group Company” means Allegion plc, Schlage Lock Co. LLC, or any subsidiary or other company affiliated with Allegion plc and the successors and assigns of any such company.

WHEREAS, the Company has decided to provide a retention incentive opportunity to Employee; and

WHEREAS, subject to the terms of this Agreement, the Company wishes to incent Employee to continue employment with the Employer, to meet certain performance conditions, to provide continuity and otherwise to continue to perform at an acceptable level.

NOW, THEREFORE, for good and valuable consideration, the Company and Employee hereby agree as follows:

1)Definitions.

a)Active Employee. For purposes of this Agreement, Employee will be considered an “Active Employee” on a given date if, on that date, Employee remains actively employed by the Employer or another Group Company, and continues to perform the duties assigned for the purposes of this Agreement, has not given oral or written notice of intent to resign or retire as of a date prior to the end of the Retention Period, and has not engaged in any conduct that would constitute “Cause” (as defined herein).

b)Cause. For purposes of this Agreement, the term “Cause” shall mean (i) any action by Employee involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or another Group Company; (ii) Employee being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any foreign jurisdiction); or (iii) any material violation of the Company’s code of conduct, as in effect from time to time.

c)Retention Period. For the purposes of this Agreement, the Retention Period shall mean the period from the date of this Agreement until March 3, 2024.

Retention Agreement (U.S.) 2021

2)Incentive Award Parameters.

a)Incentive Award.

The Compensation Committee of the Company's board of directors (the “Board”), has approved equity incentive awards (together, the “Incentive Award”) with a total aggregate value of $1,500,000 to be granted to Employee in accordance with Paragraph 2(b) herein. If Employee remains an Active Employee through the Retention Period (except as otherwise set forth herein) and meets any other applicable conditions, the Incentive Award will vest and a number of the Company's ordinary shares (“Shares”) will be issued to Employee.

b)Incentive Award Distribution.

i.The Incentive Award will be delivered in the form of restricted stock units (“RSUs”) with a grant date value of $750,000; and performance stock units (“PSUs”) with a grant date value of $750,000.
i.The RSUs are expected to be granted on March 10, 2021 and would vest ratably over 3 years from the grant date (provided the applicable vesting conditions are met).
ii.The PSUs are expected to be granted on March 10, 2021 and would vest after three years from the grant date to the extent the applicable performance conditions as described in Appendix A are met, as determined by the Compensation Committee of the Board, and other vesting conditions are met.
a.The total number of RSUs and PSUs granted each will be calculated by dividing the $750,000 value of the respective award by the fair market value of one Share on the grant date and rounding up to the nearest whole Share. The number of RSUs and PSUs will be fixed on the grant date accordingly and the number of Shares to be issued to Employee at the time of vesting of the RSUs and PSUs will be equal to the number of RSUs granted and the number of PSUs earned based on achievement of the performance conditions. The future value of the Shares underlying those RSUs and PSUs is unknown and cannot be predicted with certainty. Therefore, the actual value of the Shares Employee may receive at the time of vesting of the RSUs and PSUs, as applicable, could turn out to be less than, or more than, $750,000.
b.The RSUs and PSUs will be granted under, and subject to the terms and conditions of, the Company’s Incentive Stock Plan of 2013 (the “Plan”), as well as the terms and conditions of the applicable RSU and PSU agreements, which will be provided to Employee as soon as practicable after the grant date and which Employee will be required to sign or accept in accordance with the Company’s acceptance procedures. If there is any conflict between the terms of this Agreement and the terms of the Plan and the RSU and PSU agreements, the terms of the Plan and the RSU and PSU agreements will prevail.
c.Tax and Applicable Withholdings. As further detailed in the Plan and the RSU and PSU agreements, the Company and the Employer shall have the right to withhold any federal, state, and local taxes in order for the Company and the Employer to satisfy any withholding tax obligation they may have under any applicable law or regulation.

i.Termination of Employment.

The treatment of the Incentive Award upon Employee's termination of employment is set forth in full in the Plan and the RSU and PSU agreements but is summarized below.

d.RSUs:
Involuntary Termination Without Cause or due to Death or Disability: In the event Employee has duly discharged all the duties and responsibilities under this Agreement, but Employee’s employment is terminated involuntarily by the Company or any other Group Company for any reason other than Cause, or if Employee’s employment terminates by reason of death or Disability (as defined in the RSU agreement), in each case prior to the expiration of the Retention Period, the RSUs that have not yet vested shall vest as of the date of such termination of employment.
i.Cause or Voluntary Resignation: If (i) Employee engages in any conduct that would constitute Cause, or Employee’s employment with the Company or any other Group Company is terminated for Cause or (ii) Employee voluntarily resigns from employment with the Company or any other Group Company prior to the expiration of the Retention Period, all unvested RSUs shall be forfeited as of the date of termination.
e.PSUs:
i.Involuntary Termination Without Cause or due to death or Disability: In the event Employee has duly discharged all the duties and responsibilities under this Agreement, but Employee’s employment is terminated involuntarily by the Company or any other Group Company for any reason other than Cause, or if Employee’s employment terminates by reason of death or Disability (as defined in the PSU agreement), in each case on or after January 1, 2023 (but prior to the expiration of the Retention Period), the number of earned PSUs, as measured and determined by the Compensation Committee of the Board based on the fulfillment of the performance conditions in Appendix A, shall vest as of the date of such termination of employment.
In the event Employee has duly discharged all the duties and responsibilities under this Agreement, but Employee’s employment is terminated involuntarily by the Company or any other Group Company for any reason other than Cause, or if Employee’s employment terminates by reason of death or Disability (as defined in the PSU agreement), in each case prior to January 1, 2023, then as soon as reasonably practicable following the date of termination, the Compensation Committee of the Board shall determine the number of earned PSUs based on the fulfillment of the performance conditions in Appendix A up to the date of Employee’s termination. Such earned PSUs shall vest as of the date of such Compensation Committee determination.
ii.Cause or Voluntary Resignation: If (i) Employee engages in any conduct that would constitute Cause, or Employee’s employment with the Company or any other Group Company is terminated for Cause or (ii) Employee voluntarily resigns from employment with the Company or any other Group Company) prior to the expiration of the Retention Period, all unvested PSUs shall be forfeited as of the date of termination.

a.Confidentiality. Employee agrees not to disclose or discuss, other than with the Employee's legal counsel, financial or tax adviser, and spouse (if any) either the existence of or any details of this Agreement, unless otherwise required or expressly permitted to do so by law. Employee will make a good faith effort to ensure that any such legal counsel, financial or tax adviser, or spouse will not disclose or discuss the existence or any details of this Agreement with any other person. Employee shall promptly provide written notice of any such order and/or disclosure to the Company’s Legal Department – Labor and Employment.

b.Assignment by the Company. The Company may assign this Agreement without Employee’s consent to any company that acquires all or substantially all of the stock or assets of the Company, or into which or with which the Company is merged or consolidated. This Agreement may not be assigned by Employee, and no person other than Employee (or Employee's estate) may assert the rights of Employee under this Agreement.

c.Business Discretion of Company. This Agreement does not obligate the Company or any other Group Company (including the Employer) to retain Employee in its employ for any prescribed period or term. This Agreement does not modify Employee’s employment-at-will status. Neither this Agreement nor the offer of an Incentive Award is intended to create, nor shall be construed as creating a contract of employment. Notwithstanding anything contained herein or elsewhere to the contrary, whether express or implied, Employee’s employment with the Employer is and shall at all times remain employment-at-will, meaning that either Employee or the Employer may terminate Employee’s employment, at any time, with or without cause.
d.Non-Benefit Bearing Payments. None of the amounts to be paid under this Agreement shall be treated as compensation for purposes of computing or determining any additional payments or benefits payable under any bonus plan, savings plan, insurance plan, pension plan, or other employee benefit plan maintained by the Employer or any applicable Group Company, unless expressly required under the terms of any such plan.

e.Remedies. Employee acknowledges that irreparable injury will result to the Company, and to its business, in the event of a material breach by Employee of any of Employee’s covenants and commitments under this Agreement. In the event of a material breach of any of Employee’s covenants and commitments under this Agreement, the Employee, in the sole discretion of the Company, may forfeit any amount otherwise payable to Employee under Section 2 of this Agreement. In addition, the Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages.

f.Governing Law and Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Indiana.

g.Waiver of Right to Jury Trial. The Company and Employee hereby agree to waive all rights to a jury trial in connection with any dispute arising out of or relating to the terms and conditions of this Agreement.

h.Severability. If any clause, phrase or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, this shall not affect or render invalid or unenforceable the remainder of this Agreement. Furthermore, in the event that a court of law or equity determines that the duration of any restrictions under this Agreement is not enforceable, this Agreement shall be deemed to be amended to the extent necessary, but only to the extent necessary, to permit the enforcement of the terms and conditions of this Agreement, as so amended.

i.Waiver. The waiver by Employee or the Company of a breach by Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

j.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

k.Entire Agreement. This Agreement sets forth the entire understanding and representations between the Company and Employee relating to the Incentive Award and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus and/or with respect to any and all matters set forth herein; provided that the Plan and the RSU and PSU agreements will govern the RSUs and PSUs, respectively, if and when such RSUs and PSUs are granted to Employee. Any other agreements that the Employee may have with the Company, including but not limited to, agreements regarding confidentiality, non-compete and any other agreements, shall remain in full force and effect.

IN WITNESS THEREOF, the parties hereto have executed this Agreement on the date first set forth above.

I, EMPLOYEE, ACKNOWLEDGE AND AGREE THAT I HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT.

Employee:

    /s/ Timothy Eckersley            March 5, 2021
    Timothy Eckersley            Date

On behalf of the Company:

    /s/ Dave Petratis            March 3, 2021
    Dave Petratis                Date
Allegion Chairman, President & CEO

Appendix A

PSU Performance Conditions:

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